UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 7, 2020

SACHEM CAPITAL CORP.

(Exact name of Registrant as specified in its charter)

New York	001-37997	81-3467779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

698 Main Street, Branford, Connecticut	06405
(Address of Principal Executive Office)	(Zip Code)

Registrant's telephone number, including area code (203) 433-4736

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Shares, par value $.001 per share	SACH	NYSE American LLC
7.125% Notes due 2024	SCCB	NYSE American LLC
6.875% Notes due 2024	SACC	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 7, 2020, Sachem Capital Corp. (the “Company”) entered into an Employment Agreement with Peter J. Cuozzo (“Cuozzo”). The following is a brief description of the material terms of the Employment Agreement:

•	Title – Executive Vice President and Chief Operating Officer;
•	Employment status – Full-time;
•	Effective Date – July 1, 2020;
•	Term – Either party can terminate the agreement at any time up delivery of written notice to the other party;
•	Duties – (i) Overseeing, supervising and managing the Company’s business, (ii) overseeing and supervising the Company’s expansion into Florida, Texas and such other markets identified by the Company’s chief executive office (the “CEO”) and/or the Company’s board of directors (the “Board”) and (iii) such other duties, responsibilities, tasks and projects as shall be determined by the CEO and/or the Board, with the understanding that he shall have the customary authority and support to accomplish such assigned duties, responsibilities, tasks and projects;
•	Location – Cuozzo will be based in Naples, Florida but is required to work from the Company’s principal place of business, currently in Branford Connecticut, as frequently and for such period of time as directed by the CEO;
•	Signing bonus – $25,000, payable on or before July 31, 2020;
•	Base compensation – $250,000 per year;
•	Bonus and Incentive compensation – Cuozzo will be entitled to additional compensation based on (i) the growth of the Company’s business in in such amounts, at such times and under such circumstances as shall be determined by the Board and/or the Compensation Committee;
•	Fringe benefits – Cuozzo is eligible to participate in any retirement plans (qualified and non-qualified), pension, insurance, health, disability or other benefit plan or program that has been or is hereafter adopted by the Company (or in which the Company participates), according to the terms of such plan or program, on terms no less favorable than the most favorable terms granted to senior executives of the Company;
•	Vacation – 25 days per annum;
•	Severance – 18 months if he is terminated without cause, or if he terminates for good reason, prior to July 1, 2022; and
•	Covenants – The agreement includes a covenant not to compete that continues for 18 months after termination unless Cuozzo is terminated without “cause” prior to July 1, 2022.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.8 and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Effective as of July 1, 2020, the Company appointed Cuozzo as the Company’s Executive Vice President and Chief Operating Officer. There is no existing family relationship between Cuozzo and any director or executive officer of the Company.

Cuozzo did not previously have any direct or indirect interest in any transactions with the Company that requires disclosure under Item 404(a) of Regulation S-K. A brief description of the material terms of his employment arrangement with the Company is set forth in Item 1.01 above and incorporated herein by reference.

BIOGRAPHICAL INFORMATION

The principal occupation and brief summary of Cuozzo’s background is as follows:

Peter J. Cuozzo, age 59, is an experienced business executive and professional educator with nearly 40 years diverse background as a corporate officer, senior HR leader, CEO advisor, chief learning and talent officer, organization development partner, executive coach, and entrepreneur. From 2007 to June 30, 2020, Dr. Cuozzo was a managing partner of Cuozzo Enterprises LLC, a management consulting firm specializing in organizational effectiveness, executive and leadership development, talent management, and employee engagement. From 2017 to 2020, he was also serving as a vice president of TBC Corporation, one of North America’s largest marketers of automotive replacement tires. From 2013 to 2017, he was a managing partner of Americana Memories LLC, a buyer and seller of vintage memorabilia and collectibles for both the wholesale and retail marketplace. Prior to that, from 2011 to 2013, he was a managing partner of Sachem Capital Partners LLC, the Company’s predecessor. Dr. Cuozzo earned both a doctorate and masters in adult and workplace education from Columbia University’s Teachers College (USA). He also holds an MBA from the University of Bridgeport (USA) and a Bachelor of Arts degree from the University of Notre Dame (USA).

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.8**	Employment Agreement, dated as of July 1, 2020, by and between Peter J. Cuozzo and Sachem Capital Corp.
99.1	Press release, dated July 8, 2020.

**Compensation plan or arrangement for current executive officer.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sachem Capital Corp.

Dated: July 8, 2020	By:	/s/John L. Villano
John L. Villano, CPA
Chief Executive Officer and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.8	Employment Agreement, dated as of July 1, 2020, by and between Peter J. Cuozzo and Sachem Capital Corp.
99.1	Press release, dated July 8, 2020.

5